Exhibit 99.1

AerSale Reports First Quarter 2021 Results

First Quarter 2021 Highlights

•	Revenue of $58.4 million.
•	GAAP net income of $10.0 million, or 17.1% of sales.
•	Adjusted EBITDA of $16.5 million, or 28.3% of sales.
•	Continued strong demand for freighters and improving commercial activity.
•	AerAware flight testing by FAA in progress.
•	Finalizing the sale/lease of 18 Boeing 757s.
•	2021 guidance unchanged: revenue of $340 - $360 million and adjusted EBITDA of $60 - $70 million[1].

Miami, Florida – May 7, 2021- AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the first quarter ended March 31, 2021.

AerSale reported first quarter 2021 revenue of $58.4 million that included $13.8 million of flight equipment sales consisting of one B737-800 airframe and two Pratt & Whitney PW4000 engines sold to three different freighter operators, and one Pratt & Whitney PW4000 sold for parts. Revenue performance continued to improve during the period, with near capacity MRO maintenance schedules, at capacity storage facilities, and contributions from select engine sales. Offsetting this strength was softer demand for USM parts from the continued effect of COVID-19 on AerSale’s commercial customers and the conclusion of three B747 lease programs that contributed to the prior-year results.

GAAP net income for the first quarter of 2021 was $10.0 million or 17.1% of sales, up from $1.1 million or 1.9% of sales, in the first quarter of 2020. Adjusted EBITDA in the first quarter of 2021 was $16.5 million, or 28.3% of sales, compared to $9.8 million, or 17.2% of sales in the first quarter of 2020. Higher adjusted EBITDA and margins during the period reflected stronger margins from sales mix and cost reduction efforts. The Company also recognized $6.4 million in Payroll Support Programs during the period, while incurring offsetting costs related to program eligibility.

Looking forward to the rest of 2021, the Company expects continued growth driven by anticipated strong MRO volume due to the recommissioning of commercial aircraft, sales from its Boeing 757 procurement program, contributions from its innovative AerAware product launch, and the gradual recovery of commercial markets.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “We are performing well and as expected in our first full quarter as a public company. The gradual recovery in commercial markets continues to materialize, with our aircraft MRO services operating at near capacity as airlines recommission parked aircraft. We are also making meaningful progress on our 24 aircraft B757 fleet acquisition with 18 aircraft contracted or under letters of intent for sale or lease, including four Passenger-to-Freighter conversions that we expect to complete in 2021 at our Goodyear facility. We believe that this positions us well for accelerating performance throughout the balance of 2021, particularly in the second half.”

Finazzo added, “We are proud of the demonstrated resilience of our business model in a dynamic and rapidly changing environment. Our multidimensional and fully integrated business model was purpose built for consistent performance throughout the cycle. These effects are evident in our ability to service all aspects of customer needs throughout the cycle and our ability to quickly pivot to higher demand categories. We are grateful for the dedication of our employees and remain committed to driving value to all of our stakeholders.”

1 A reconciliation of non-GAAP adjusted EBITDA guidance to net income, the most directly comparable GAAP measure, has not been provided due to the lack of predictability regarding the various reconciling items such as the provision for income taxes and depreciation and amortization, which are expected to have a material impact on these measures and are out of AerSale’s control or cannot be reasonably predicted without unreasonable efforts.

First Quarter 2021 Results of Operations

For the first quarter of 2021, AerSale reported revenue of $58.4 million that included flight equipment sales of $13.8 million. In the first quarter of 2020 which was prior to the effects of COVID-19, revenue was $57.1 million. Asset Management Solutions (AMS) revenue declined in the first quarter of 2021 primarily due to three B747 leases that ended as scheduled, combined with lower used serviceable material (USM) sales as AerSale’s commercial customers were adversely impacted by the effects of COVID-19. The decline in AMS revenue in the first quarter of 2021 was partially offset by an increase in TechOps volume.

AMS revenue was $29.3 million compared to $30.8 million in the first quarter of 2020. In addition to the above-mentioned timing of flight equipment sales, USM revenue declined as a result of fewer opportunities to buy attractively-priced feedstock, soft demand for existing inventory, longer lead times in the USM parts repair cycle, and lower utilization rates on flight equipment against the backdrop of the COVID-19 pandemic. However, with the recovery strengthening and passenger air travel beginning to increase, AerSale is expected to benefit from the rise in demand for USM parts consumption for maintenance and overhaul activity as airlines begin reversing the process of grounding large portions of the global passenger fleet.

Revenue from TechOps increased 10.9% to $29.2 million in the first quarter of 2021. The increase was largely driven by the Company’s aircraft MRO facilities as this business benefitted from the increased maintenance demand from the groundings noted above.

Looking forward, AerSale expects the substantial quantity of aircraft at its on-airport MRO facilities to provide the Company with upside opportunities for reactivation work, heavy maintenance, and cargo conversion; and a strategic advantage in identifying feedstock for its Asset Management segment.

Gross margin increased to 33.9% in the first quarter of 2021 compared to 26.8% in the first quarter of 2020. The improvement was due in part to the high-margin sale of select flight equipment after channeling these assets through the Company’s unique multi-dimensional redistribution machinery, and determining whether to sell, lease or part-out. Maintenance performed on stored customer aircraft also garnered high margins during the quarter.

Selling, general and administrative expenses declined approximately 48.3% to $6.9 million from the first quarter of 2020 to the first quarter of 2021, largely due to Payroll Support Program contributions of $6.4 million. Excluding this contribution, the Company continued to benefit from the cost savings and efficiencies measures taken during 2020.

Income from operations was $12.9 million in the first quarter of 2021, compared to $1.9 million in the first quarter of 2020.

The provision for income tax was $2.5 million in the first quarter of 2021 versus $0.3 million in the first quarter of 2020.

GAAP net income for the first quarter of 2021 was $10.0 million or 17.1% of sales, up from $1.1 million, or 1.9% of sales, in the first quarter of 2020.

Fully diluted earnings per share was $0.23 for the first quarter of 2021. Fully diluted earnings per share for the first quarter of 2021 is not comparable to the first quarter of 2020 due to the public listing of AerSale on December 23, 2020.

Adjusted EBITDA for the first quarter of 2021 was $16.5 million, or 28.3% of sales, compared to Adjusted EBITDA of $9.8 million, or 17.2% of sales, in the first quarter of 2020. Adjusted EBITDA increased as a result of a favorable mix of revenue, strong cost controls, and the recognition of Payroll Support Program proceeds during the period.

2021 Guidance

AerSale expects revenue of $340–$360 million and adjusted EBITDA of $60-$70 million in 2021. This outlook reflects an increase in activity in the Company’s AMS segment, strong demand for its on-airport MRO services, accelerating demand in cargo and E-Commerce markets, and increased requests for passenger-to-freighter conversions and other TechOps products and services. The main growth driver of the Asset Management segment is expected to be the monetization of the 24 aircraft Boeing 757 fleet acquisition. Because of the strong demand for cargo conversion aircraft, AerSale continues to expect to sell the majority of the available aircraft in 2021. For TechOps, in addition to the continued contributions from storage activities, the Company also expects increased contribution from its component MRO businesses and is positioned to commence sales of its AerAware product in late 2021.

Subsequent to AerSale reporting its fourth quarter 2020 and full year 2020 results on March 15, 2021, the Company was awarded grant proceeds of $5.5 million under the American Rescue Plan. These proceeds are in addition to Payroll Support Program proceeds of $9.2 million awarded to AerSale in 2021.

Conference Call Information

The Company will host a conference call today at 8:30 am Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1- 877-407-3982, international callers may use 1-201-493-6780, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until May 21, 2021. Participants may access the replay at 1-844-512-2921, international callers may use 1- 412-317-6671, and enter access code 13719483. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com until May 21, 2021.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring items.

AerSale believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s audited financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA differently, and therefore AerSale’s adjusted EBITDA measure may not be directly comparable to similarly titled measures of other companies.

First Quarter 2021 Financial Results

AERSALE CORPORATION

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	March 31,	December 31,
Assets	2021	2020
	(Unaudited)
Current assets:
Cash and cash equivalents	$19,609	$29,317
Accounts receivable, net of allowance for doubtful accounts of $1,442 and $1,652 as of March 31, 2021 and December 31, 2020	48,510	50,215
Inventory:
Aircraft, airframes, engines, and parts, net	99,299	85,192
Advance vendor payments	10,719	6,205
Due from related party	—	474
Deposits, prepaid expenses, and other current assets	5,609	7,560
Total current assets	183,746	178,963
Fixed assets:
Aircraft and engines held for lease, net	82,332	86,844
Property and equipment, net	7,771	7,839
Inventory:
Aircraft, airframes, engines, and parts	65,943	55,463
Deferred income taxes	5,992	5,708
Deferred financing costs, net	1,268	367
Deferred customer incentives and other assets, net	271	271
Due from related party	5,421	5,450
Goodwill	19,860	19,860
Other intangible assets, net	27,839	28,364
Total assets	$400,443	$389,129
Current liabilities:
Accounts payable	$19,221	$16,364
Accrued expenses	8,207	8,576
Income tax payable	1,329	1,324
Lessee and customer purchase deposits	1,480	2,820
Deferred revenue	818	2,595
Total current liabilities	31,055	31,679
Long-term lease deposits	2,485	1,145
Maintenance deposit payments and other liabilities	3,744	3,664
Warrant Liability	1,410	1,186
Total liabilities	$38,694	$37,674
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 42,949,261 shares	4	4
Additional paid-in capital	292,869	292,593
Retained earnings	68,876	58,858
Total equity	361,749	351,455
Total liabilities and stockholders’ equity	$400,443	$389,129

AERSALE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Products	$25,126	$18,031
Leasing	6,256	15,782
Services	27,053	23,322
Total net revenue	58,435	57,135
Cost of sales and operating expenses:
Cost of products	13,806	13,439
Cost of leasing	2,767	7,432
Cost of services	22,027	20,978
Total cost of sales	38,600	41,849
Gross profit	19,835	15,286
Selling, general, and administrative expenses	13,310	13,201
Payroll support program proceeds	(6,363)	—
Transaction costs	—	231
Income from operations	12,888	1,854
Other income (expenses):
Interest expense, net	(258)	(536)
Other income (expenses), net	94	57
Change in fair value of warrant liability	(224)	—
Total other expenses	(388)	(479)
Income from operations before income tax provision	12,500	1,375
Income tax (expense)	(2,482)	(316)
Net income	10,018	1,059

Earnings per share - basic	$0.24	$28.61
Earnings per share - diluted	$0.23	$28.61

AERSALE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$10,018	$1,059
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,487	7,937
Amortization of debt issuance costs	150	202
Inventory reserve	74	421
Provision for doubtful accounts	(144)	114
Deferred income taxes	(284)	—
Change in fair value of warrant liability	224	—
Decreases (increases) in operating assets and liabilities, net of acquisition:
Accounts receivable	1,713	12,321
Inventory	(27,020)	(1,511)
Deposits, prepaid expenses, and other current assets	2,590	5,015
Deferred customer incentives and other assets	—	320
Advance vendor payments	(4,514)	580
Accounts payable	2,857	849
Income tax receivable	5	313
Accrued expenses	(1,420)	(414)
Deferred revenue	(1,777)	(5,913)
Lessee and customer purchase deposits	—	406
Other liabilities	80	(262)
Net cash (used in) provided by operating activities	(13,961)	21,437
Cash flows from investing activities:
Business acquisition	—	(16,976)
Proceeds from sale of assets	4,420	—
Acquisition of aircraft and engines held for lease, including capitalized cost	—	(293)
Purchase of property and equipment	(443)	(914)
Net cash provided by (used in) investing activities	3,977	(18,183)
Cash flows from financing activities:
Repayments of 8% Senior Secured Notes	—	(1,448)
Proceeds from revolving credit facility	—	79,500
Repayments of revolving credit facility	—	(19,096)
Cash paid for employees taxes on withholding shares	(269)	—
Proceeds from exercise of warrants	545	—
Net cash provided by financing activities	276	58,956
(Decrease) increase in cash and cash equivalents	(9,708)	62,210
Cash and cash equivalents, beginning of period	29,317	17,505
Cash and cash equivalents, end of period	$19,609	$79,715

AERSALE CORPORATION

ADJUSTED EBITDA RECONCILIATION TABLE

(in thousands)

(Unaudited)

	Three months ended March 31,
EBITDA Reconciliation	2021	% of Total Revenue	2020	% of Total Revenue
Reported Net Income/(Loss)	10,018	17.1%	1,059	1.9%
Addbacks:
Interest Expense	258	0.4%	536	0.9%
Income Tax Expense (Benefit)	2,482	4.2%	316	0.6%
Depreciation and Amortization	3,487	6.0%	7,937	13.9%
Change in FV of Warrant Liability	224	0.4%	-	0.0%
Stock Compensation	75	0.1%	-	0.0%
Adjusted EBITDA	16,544	28.3%	9,848	17.2%

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our anticipated financial performance; our growth trajectory; the impact of investments in our Boeing 757 program on our financial performance; our ability to sell our aircraft on the timelines we anticipate; the expected operating capacity of our MRO facilities; the expected commencement date of sales of our AerAware product; and our anticipated revenue split between our two segments. AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this presentation, including without limitation, the impact of the COVID-19 pandemic; factors adversely impacting the commercial aviation industry; the fluctuating market value of our products; our ability to repossess mid-life commercial aircraft and engines; our ability to comply with stringent government regulation; the shortage of skilled personnel, including as a result of work stoppages; the highly competitive nature of the markets in which we operate; and risks associated with our international operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission ("SEC") on March 16, 2021, and its other filings with the SEC, including its quarterly report on Form 10-Q for the quarter ended March 31, 2021 to be filed with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and AerSale Corporation assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com.

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AerSale: Craig Wright Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com